CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                                  ZAPWORLD.COM

The undersigned certify that:

1. They are the president and the secretary, respectively, of Zapworld.com, a California corporation.

2. Article IV of the Articles of Incorporation of this corporation is amended to read as follows:

              "(a) The corporation is authorized to issue two classes of stock designated 'Common Stock' and 'Preferred Stock,' respectively. The number of shares of Common Stock the corporation is authorized to issue is twenty million (20,000,000). The number of shares of Preferred Stock the corporation is authorized to issue is ten million (10,000,000).

              "(b) The Preferred Stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares and the designation of any series of Preferred Stock. The board of directors may, within the limits stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of Common Stock of the corporation is 5,226,594. There are no outstanding shares of Preferred Stock. The number of shares of Common Stock voting in favor of the amendment exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: June 26, 2000


                                               ---------------------------------
                                               Gary Starr, President

                                               ---------------------------------
                                               Joni Arellanes, Secretary



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